Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT, is entered into as of this 4th day of May, 2006 by and between Textron Inc. (the "Company"), a Delaware corporation having its principal office at 40 Westminster Street, Providence, Rhode Island 02903 and Mary L. Howell residing at 4605 Rock Spring Road, Arlington, Virginia 22207 (the "Executive").

W I T N E S S E T H:

        WHEREAS, the Executive is presently employed by the Company;

        WHEREAS, the Company desires to continue to employ the Executive and the Executive is willing to continue to be employed by the Company;

        WHEREAS, the Company and the Executive entered into an employment agreement as of July 23, 1998 (the "Employment Agreement"); and

        WHEREAS, the Company and the Executive desire to set forth the terms and conditions of such continued employment in this Amended and Restated Employment Agreement (the "Agreement").

        NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the adequacy and receipt of which is acknowledged, the parties hereto agree as follows:

1. Term of Employment

        The Company hereby agrees to continue to employ the Executive and the Executive hereby accepts continued employment, in accordance with the terms and conditions set forth herein, for a term (the "Employment Term") commencing on the date hereof (the "Effective Date") and terminating, unless otherwise terminated earlier in accordance with Section 5 hereof, on the third anniversary of the Effective Date (the "Original Employment Term"), provided that the Employment Term shall be automatically extended, subject to earlier termination as provided in Section 5 hereof, for successive additional one (1) year periods (the "Additional Terms"), unless, at least ninety (90) days prior to the end of the Original Employment Term or the then Additional Term, the Company or the Executive has notified the other in writing that the Employment Term shall terminate at the end of the then current term.

2. Position and Responsibilities

        During the Employment Term, the Executive shall serve as the Executive Vice President - Government and International of the Company or in such higher capacity as agreed by the Company and the Executive. The Executive shall report exclusively to the Chief Executive Officer and the Board of Directors of the Company (the "Board"). The Executive shall, to the extent appointed or elected, serve on the Board as a director and as a member of any committee of the Board, in each case, without additional compensation. The Executive shall, to the extent appointed or elected, serve as a director or as a member of any committee of the board (or the equivalent bodies in a non-corporate subsidiary or affiliate) of any of the Company's subsidiaries or affiliates and as an officer or employee (in a capacity commensurate with her position with the Company) of any such subsidiaries or affiliates, in all cases, without additional compensation or benefits and any compensation paid to the Executive, or benefits provided to the Executive, in such capacities shall be a credit with regard to the amounts due hereunder from the Company. The Executive shall have duties, authorities and responsibilities generally commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies subject to the By-laws of the Company and the organizational structure of the Company. The Executive shall devote substantially all of her business time, attention and energies to the performance of her duties hereunder, provided the foregoing will not prevent the Executive from participating in charitable, community or industry affairs, from managing her and her family's personal passive investments, and (with the consent of the Chief Executive Officer or the Organization and Compensation Committee (or its successor) of the Board (the "O&C Committee"), which consent will not be unreasonably withheld, conditioned or delayed) serving on the board of directors of other companies, provided that these activities do not materially interfere with the performance of her duties hereunder or create a potential business conflict or the appearance thereof. The Company has consented to the Executive's services on the boards of directors, if any, on which the Executive currently serves, which boards the Executive has disclosed in writing to the O&C Committee. The Executive may retain any compensation or benefits received as a result of consented to service as a director of entities not related to the Company.

3. Compensation and Benefits

        During the Employment Term, the Company shall pay and provide the Executive the following:

3.1 Base Salary. The Company shall pay the Executive a base salary (the "Base Salary") in an amount which shall be established from time to time by the O&C Committee (or as otherwise designated by the Board), provided, however, that such base salary rate shall not be less than her current rate of base salary. Base Salary shall be paid to the Executive in accordance with the Company's normal payroll practices for executives. Base Salary shall be reviewed at least annually to ascertain whether, in the judgment of the reviewing committee, such Base Salary should be increased. If so increased, Base Salary shall not be thereafter decreased and shall thereafter, as increased, be the Base Salary hereunder.

3.2 Annual Bonus. The Company shall provide the Executive with the opportunity to earn an annual cash bonus under the Company's current annual incentive compensation plan for executives or a replacement plan therefor at a level commensurate with her position, provided that the minimum annual target award payable upon the achievement of reasonably attainable objective performance goals shall be at least fifty percent (50%) of Base Salary.

3.3 Long-Term Incentives. The Company shall provide the Executive the opportunity to earn long-term incentive awards under the current equity and cash based plans and programs or replacements therefor at a level commensurate with the current aggregate opportunity being provided to the Executive.

3.4 Employee Benefits. The Executive shall, to the extent eligible, be entitled to participate at a level commensurate with her position in all employee benefit welfare and retirement plans and programs, as well as equity plans, generally provided by the Company to its senior executives in accordance with the terms thereof as in effect from time to time. Such plans and programs currently include, without limitation, the Amended and Restated Supplemental Retirement Plan for Textron Inc. Key Executives (the "SERP"), the 1994 Long-Term Incentive Plan, the Key Executive Program (including the Deferred Income Plan, the Supplemental Benefits Plan (the "SBP") and the Survivor Benefit Plan), group term life insurance plan, comprehensive health, major medical, vision and dental insurance plans and short-term and long-term disability plans. Notwithstanding anything in the SERP, Performance Share Units granted after 2005 shall not be considered when determining the benefit under the SERP.

3.5 Vacation. The Executive shall be entitled to paid vacation in accordance with the standard written policies of the Company with regard to vacations of executives, but in no event less than four (4) weeks per calendar year.

3.6 Perquisites. The Company shall provide to the Executive, at the Company's cost, all perquisites to which other senior executives of the Company are generally entitled to receive and such other perquisites which are suitable to the character of the Executive's position with the Company and adequate for the performance of her duties hereunder but not less than the level being provided on the date hereof except as otherwise required because of changes in law. To the extent legally permissible, the Company shall not treat such amounts as income to the Executive.

3.7 Right to Change Plans. The Company shall not be obligated by reason of this Section 3 to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, program, or perquisite, so long as such changes are similarly applicable to executive employees generally and provided that the benefits or additional credit specifically as set forth in Section 3.8 below shall not be diminished.

4. Expenses

        Upon submission of appropriate documentation, in accordance with its policies in effect from time to time, the Company shall pay, or reimburse, the Executive for all ordinary and necessary expenses, in a reasonable amount, which the Executive incurs in performing her duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which the Executive participates in accordance with the Company's policies in effect from time to time.

5. Termination of Employment

        The Executive's employment with the Company (including but not limited to any subsidiary or affiliate or the Company) and the Employment Term shall terminate upon the occurrence of the first of the following events:

(a)    Automatically on the date of the Executive's death.

(b)    Upon thirty (30) days' written notice by the Company to the Executive of a termination due to Disability, provided such notice is delivered during the period of Disability. The term "Disability" shall mean, for purposes of this Agreement, the inability of the Executive, due to injury, illness, disease or bodily or mental infirmity, to engage in the performance of her material duties of employment with the Company as contemplated by Section 2 herein for a period of more than one hundred eighty (180) consecutive days or for a period that is reasonably expected to exist for a period of more than one hundred eighty (180) consecutive days, provided that interim returns to work of less than ten (10) consecutive business days in duration shall not be deemed to interfere with a determination of consecutive absent days if the reason for absence before and after the interim return are the same. The existence or non-existence of a Disability shall be determined by a physician agreed upon in good faith by the Executive (or her representatives) and the Company. It is expressly understood that the Disability of the Executive for a period of one hundred eighty (180) consecutive days or less shall not constitute a failure by her to perform her duties hereunder and shall not be deemed a breach or default and the Executive shall receive full compensation for any such period of Disability or for any other temporary illness or incapacity during the term of this Agreement.

(c)     Immediately upon written notice by the Company to the Executive of a termination due to her retirement at or after the Executive's attainment of age sixty-five (65).

(d)     Immediately upon written notice by the Company to the Executive of a termination for Cause, provided such notice is given within ninety (90) days after the discovery by the Board or the Chief Executive Officer of the Cause event and has been approved by the O&C Committee at a meeting at which the Executive and her counsel had the right to appear and address such meeting after receiving at least five (5) business days written notice of the meeting and reasonable detail of the facts and circumstances claimed to provide a basis for such termination. The term "Cause" shall mean, for purposes of this Agreement: (i) an act or acts of willful misrepresentation, fraud or willful dishonesty (other than good faith expense account disputes) by the Executive which in any case is intended to result in her or another person or entity's substantial personal enrichment at the expense of the Company; (ii) any willful misconduct by the Executive with regard to the Company, its business, assets or employees that has, or was intended to have, a material adverse impact (economic or otherwise) on the Company; (iii) any material, willful and knowing violation by the Executive of (x) the Company's Business Conduct Guidelines, or (y) any of her fiduciary duties to the Company which in either case has, or was intended to have, a material adverse impact (economic or otherwise) on the Company; (iv) the willful or reckless behavior of the Executive with regard to a matter of a material nature which has a material adverse impact (economic or otherwise) on the Company; (v) the Executive's willful failure to attempt to perform her duties under Section 2 hereof or her willful failure to attempt to follow the legal written direction of the Board, which in either case is not remedied within ten (10) days after receipt by the Executive of a written notice from the Company specifying the details thereof; (vi) the Executive's conviction of, or pleading nolo contendere or guilty to, a felony (other than (x) a traffic infraction or (y) vicarious liability solely as a result of her position provided the Executive did not have actual knowledge of the actions or inactions creating the violation of the law or the Executive relied in good faith on the advice of counsel with regard to the legality of such action or inaction (or the advice of other specifically qualified professionals as to the appropriate or proper action or inaction to take with regard to matters which are not matters of legal interpretation)); or (vii) any other material breach by the Executive of this Agreement that is not cured by the Executive within twenty (20) days after receipt by the Executive of a written notice from the Company of such breach specifying the details thereof. No action or inaction should be deemed willful if not demonstrably willful and if taken or not taken by the Executive in good faith as not being adverse to the best interests of the Company. Reference in this paragraph (d) to the Company shall also include direct and indirect subsidiaries of the Company, and materiality and material adverse impact shall be measured based on the action or inaction and the impact upon, and not the size of, the Company taken as a whole, provided that after a Change in Control, the size of the Company, taken as a whole, shall be a relevant factor in determining materiality and material adverse impact.

(e)     Upon written notice by the Company to the Executive of an involuntary termination without Cause. A notice by the Company of non-renewal of the Employment Term pursuant to Section 1 above shall be deemed an involuntary termination of the Executive by the Company without Cause as of the end of the Employment Term, but the Executive may terminate at any time after the receipt of such notice and shall be treated as if she was terminated without Cause as of such date.

(f)     Upon twenty (20) days' written notice by the Executive to the Company of a termination for Good Reason (which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination) unless the Good Reason event is cured within such twenty (20) day period. The term "Good Reason" shall mean, for purposes of this Agreement, without the Executive's express written consent, the occurrence of any one or more of the following: (i) the assignment to the Executive of duties materially inconsistent with the Executive's then authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements), or any reduction in the Executive's then title, position (including but not limited to as a member of the Management Committee or any functional replacement therefor), reporting lines or a material reduction (other than temporarily while Disabled or otherwise incapacitated) in her then status, authorities, duties, or responsibilities or, if then a director of the Company, failure to be nominated or reelected as a director of the Company or removal as such; (ii) relocation of the Executive from the principal office of the Company (excluding reasonable travel on the Company's business to an extent substantially consistent with the Executive's business obligations) or relocation of the principal office of the Company to a location which is at least fifty (50) miles from the Company's current headquarters, provided, however, if the Executive at the time of the relocation is not located at the principal office, such relocation provision shall apply based on her then location; (iii) a reduction by the Company in the Executive's Base Salary; (iv) a reduction in the Executive's aggregate level of participation in any of the Company's short and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participated as of the Effective Date, or, after a Change in Control, participated immediately prior to the Change in Control; (v) the failure of the Company to obtain and deliver to the Executive a satisfactory written agreement from any successor to the Company to assume and agree to perform this Agreement; or (vi) any other material breach by the Company of this Agreement. The Executive waives as a Good Reason event the change in the SERP made by the last sentence of Section 3.4 hereof.

(g)     Upon written notice by the Executive to the Company of the Executive's voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date). A notice by the Executive of non-renewal of the Employment Term pursuant to Section 1 above shall be deemed a voluntary termination by the Executive without Good Reason as of the end of the Employment Term.

6.         Consequences of a Termination of Employment

6.1     Termination Due to Death or Retirement. If the Employment Term ends on account of the Executive's termination due to death pursuant to Section 5(a) above or retirement pursuant to Section 5(c) above, the Executive (or the Executive's surviving spouse, or other beneficiary as so designated by the Executive during her lifetime, or to the Executive's estate, as appropriate) shall be entitled, in lieu of any other payments or benefits, subject to Section 7(e), to (i) payment promptly of any unpaid Base Salary, unpaid annual incentive compensation (for the preceding fiscal year) and any accrued vacation, (ii) reimbursement for any unreimbursed business expenses incurred prior to the date of termination, and (iii) any amounts, benefits or fringes due under any equity, benefit or fringe plan, grant or program in accordance with the terms of said plan, grant or program but without duplication (collectively, the "Accrued Obligations"). In addition, in the event the termination is as a result of Executive's death, the early retirement factor under Section 2.03 of the SERP shall be one hundred percent (100%) and the age requirement in Section 2.05 of the SERP shall not apply and a death benefit shall be paid in accordance with such Section in all instances.

6.2     Termination Due To Disability. If the Employment Term ends as a result of Disability pursuant to Section 5(b) above, the Executive shall be entitled, in lieu of any other payments or benefits, subject to Section 7(b) and Section 7(e) hereof, to any Accrued Obligations and the following:

(a)     Payment, during January of the calendar year following the date of the Executive's termination, of an amount equal to three hundred percent (300%) of the Executive's target annual incentive compensation award established for the fiscal year during which the Executive's termination occurs (the "Termination Year Target Bonus").

(b)     Continued monthly payment for two and one half (2 1/2) years of an amount equal to the Executive's monthly Base Salary rate reduced by any disability benefits received by the Executive under the Company's long term disability plan for the corresponding period.

(c)     Payments and benefits as set forth in Section 6.3(c)-(j) hereof.

(d)     The Executive shall be deemed to have satisfied the definition of "total disability" under the 1994 Long-Term Incentive Plan or the equivalent definition under any successor plan thereto.

(e)     The Executive's early retirement factor under Section 2.03 of the Company's SERP shall be one hundred percent (100%) (i.e. providing a fifty percent (50%) of Final Average Compensation benefit) under the Company's SERP, provided that the benefits payable under the SERP that are in excess of the benefits that the Executive would receive thereunder without such increased early retirement factor shall not commence to be paid until two and one half (2 1/2) years after the date of the termination of employment.

6.3     Involuntary Termination by the Company Without Cause or Termination by the Executive for Good Reason. If the Executive is involuntarily terminated by the Company without Cause in accordance with Section 5(e) above or the Executive terminates her employment for Good Reason in accordance with Section 5(f) above, the Executive shall be entitled, in lieu of any other payments or benefits, subject to Section 7(b) hereof, to any Accrued Obligations and the following:

(a)     Payment, during January of the calendar year following the date of the Executive's termination, of an amount equal to the Executive's Termination Year Target Bonus multiplied by a fraction, the numerator of which is the number of days during the fiscal year of the Executive's termination that the Executive was employed by the Company and the denominator is three hundred sixty-five (365), provided that in no event shall such payment exceed fifty percent (50%) of the Termination Year Target Bonus.

(b)     Continued payment off payroll for two and one-half (2 1/2) years (in approximately equal monthly installments) of an amount equal to two and one-half (2 1/2) times the sum of: (i) the Executive's Base Salary, and (ii) the greater of: (x) the Termination Year Target Bonus, or (y) the Executive's highest annual incentive compensation award earned during the last three (3) fiscal years ending prior to the fiscal year of termination (whether or not deferred) (the sum of (i) and (ii) being hereinafter referred to as "Final Annual Compensation").

(c)     To the extent eligible at such time or, if the Executive would be eligible with credit for an additional two and one half (2 1/2) years of age and service credit, coverage under all applicable retiree health and other retiree welfare plans for the Executive and her dependents (including, if she is only eligible because of the extra age and service credit, an adjustment, to the extent necessary, to put the Executive in the same after-tax position as if she had been eligible for such coverage) and, if not eligible for continued health coverage under the retiree health plan, payment of the Executive's and Executive's eligible dependents' COBRA continuation health coverage premiums for the Company's health insurance plan that generally applies to senior executives for the two and one-half (2 1/2) year period following the date of termination or, if earlier, until the Executive and Executive's dependents cease to be eligible for such coverage, provided that, if COBRA coverage cannot be provided for the full period, any excess period shall be covered under (d) below (and further provided that, if such premiums are taxable to the Executive, an adjustment such that the Executive has no after tax cost for the providing of such COBRA coverage).

(d)     To the extent eligible on the date of termination, continued participation, at no additional after tax cost to the Executive than the Executive would have as an employee, in all welfare plans (other than medical plans covered under (c) above), until two and one-half (2 1/2) years after the date of termination; provided, however, that in the event the Executive obtains other employment that offers substantially similar or improved benefits, as to any particular welfare plan, such continuation of coverage by the Company for such benefits under such plan shall immediately cease. To the extent such coverage cannot be provided under the Company's welfare benefit plans without jeopardizing the tax status of such plans, for underwriting reasons or because of the tax impact on the Executive, the Company shall pay the Executive an amount such that the Executive can purchase such benefits separately at no greater after tax cost to the Executive than the Executive would have had if the benefits were provided to the Executive as an employee.

(e)     Two and one-half (2 1/2) additional years of service (including age as if such service was completed) and compensation credit (at the Executive's "Then Compensation Level") for benefit purposes under any defined benefit type retirement plan, including but not limited to the SERP and the SBP if then in effect, and, if the Executive is not eligible to receive benefits under any such plan on the date of termination, two and one-half (2 1/2) additional years of age for determining eligibility to receive such benefits, provided that benefits under any such plan will not commence until the Executive actually attains the required distribution age under the plan or the Executive's spouse qualifies for death benefits under such plan and further provided that, with regard to any plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), the additional amounts may be provided on a nonqualified plan basis. In addition, and notwithstanding the foregoing, with regard to the SERP the Executive's early retirement factor under Section 2.03 shall be one hundred percent (100%) (i.e. providing a fifty percent (50%) of Final Average Compensation benefit) upon such termination of employment, provided that the benefits payable under the SERP that are in excess of the benefits that would be received thereunder without the increased early retirement factor provided for in this sentence shall not commence to be paid until two and one-half (2 1/2) years after such termination of employment and all benefits under the SERP (which have not yet then commenced to be paid) shall be paid at such time notwithstanding the proviso in the prior sentence. "Then Compensation Level" shall mean an annual rate of compensation equal to the sum of (i) Final Annual Compensation and (ii) the performance units and performance share units earned with respect to the measurement periods ending at or about the end of the fiscal year immediately preceding the year of termination (to the extent recognized in the definition of "Compensation" under the applicable plan; in the case of the SERP as provided in Section 3.4 above such that no amounts deemed earned in respect of performance share units in 2008 (i.e. any grant after the 2005 grant) or later years shall be included in Compensation for purposes of the SERP); provided, however, that with respect to the year of termination, in lieu of utilization of the amount in clause (ii) above, the Executive will be deemed to have received in the year of termination the full amount of performance units and performance share units earned with regard to the measuring periods ending on or about the end of the fiscal year immediately preceding the year of termination (whether or not such amount is actually paid to the Executive prior to the date of termination); provided, further, that, other than as set forth in the immediately preceding proviso, the amounts described in clause (ii) above shall be included in "Compensation" under the plans referred to in this Section 6.3(e) in lieu of any amounts actually paid to the Executive in respect of performance units and performance share units in the year of termination and thereafter.

(f)     Payment promptly after termination of two and one-half (2 1/2) times the amount of the maximum Company annual contribution or match to any defined contribution type plan in which the Executive participates.

(g)     Immediate full vesting of any outstanding stock options that would vest within two and one half (2 1/2) years after such termination of employment as if the Executive had continued employment for such two and one half (2 1/2) year period, to the extent permitted under the plan or grant, or if such vesting is not permitted, a cash payment equal to the difference between the fair market value of the shares covered by the unvested options and the exercise price of such unvested options (the "Spread") on the date of termination, and, in both cases, to the extent such options are exercisable for less than two and three quarters (2 3/4) years after termination (or, if less, the remainder of the respective terms), a cash payment equal to the Black-Scholes (based on the same methodology used for the Company's then latest distributed proxy statement or, if not so used, for internal valuation of the last stock option grants made by the Company prior to the termination) future value of such options for the lesser of two and three quarters (2 3/4) years or the remainder of such terms (any such payments shall be made promptly after such termination). The terms of the Executive's outstanding options are deemed to be modified to the extent required by this Section 6.3 (g).

(h)     Payment when it would otherwise be paid in accordance with the 1994 Long-Term Incentive Plan of any amount due with regard to performance share units outstanding on the date of termination to the extent permitted under such plan, plus, outside of such plan, when it would otherwise have been paid, an amount equal to the amount the Executive would have received with regard to any performance share units outstanding at the time of termination that could not be so paid. For purposes of calculating the foregoing amounts, all discretionary performance targets relating to the Executive's individual performance will be deemed to be fully achieved and the actual level of achievement of all financial performance targets will be determined as if the Executive continued to be employed through the end of the applicable measuring period.

(i)     Immediate full vesting of the Executive's accounts under the Deferred Income Plan, and to the extent not permitted under such plan, a cash payment outside of the plan equal to the value of the amount that would have vested under the plan.

(j)     Continuation of participation for two and one-half (2 1/2) additional years in the Company's programs with regard to tax preparation assistance and financial planning assistance, club dues and automobile (but based on the automobile then being used and no new one), in accordance with the Company's programs in effect at the time of the termination.

6.4     Termination by the Company for Cause or Termination by the Executive without Good Reason. If the Executive is terminated by the Company for Cause or the Executive terminates her employment without Good Reason, the Executive shall be entitled to receive all Accrued Obligations.

7.     No Mitigation/No Offset/Release

(a)     In the event of any termination of employment hereunder, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others, except as specifically set forth in Section 9 hereof or upon obtaining by the Company of a final unappealable judgment against the Executive.

(b)     Any amounts payable and benefits or additional rights provided pursuant to Section 6.2 (other than Section 6.2(e)), Section 6.3 (other than Section 6.3(k)) and Section 8.1 (other than Section 8.1(m)) beyond Accrued Obligations and amounts or rights due under law, and, in the case of Section 6.3 and Section 8.1, beyond the sum of any amounts due (without execution of a release) under the Company severance program then in effect, or, if greater, three (3) months Base Salary as severance, shall only be payable if the Executive delivers to the Company a release of all claims of the Executive (other than those specifically payable or providable hereunder on or upon the applicable type of termination and any rights of indemnification under the Company's organizational documents) with regard to the Company, its subsidiaries and related entities and their respective past or present officers, directors and employees in such form as reasonably requested by the Company.

(c)     Upon any termination of employment, upon the request of the Company, the Executive shall deliver to the Company a resignation from all offices and directorships and fiduciary positions of the Executive in which the Executive is serving with, or at the request of, the Company or its subsidiaries, affiliates or benefit plans.

(d)     The amounts and benefits provided under Sections 6 and 8 hereof are intended to be inclusive and not duplicative of the amounts and benefits due under the Company's employee benefit plans and programs to the extent they are duplicative.

(e)     The intent of the parties is that all payments hereunder shall be in accordance with Section 409A of the Internal Revenue Code ("Section 409A") and this Agreement shall be interpreted accordingly. The parties shall modify this Agreement as necessary to assure such compliance. To the extent that the Executive is a "Specified Employee," within the meaning of Section 409A, any payments paid as a result of separation from service (within the meaning of Section 409A), other than upon death, shall not be paid until the earlier of six (6) months after such separation from service and Executive's death (the "Delay Period") and all payments that otherwise become due during such Delay Period shall be promptly paid in a lump sum after it has expired. Furthermore in such situation, to the extent required by Section 409A, the Executive shall pay the premiums of all benefits to be provided during the Delay Period and shall promptly after the end of the Delay Period be reimbursed by the Company therefor.

8.     Change in Control

8.1     Employment Termination in Connection with a Change in Control. In the event of a Qualifying Termination (as defined below) during the period commencing one-hundred eighty (180) days prior to the effective date of a Change in Control and terminating on the second anniversary of the effective date of a Change in Control (the "Change in Control Protection Period"), then in lieu of the benefits provided to the Executive under Section 6.3 of this Agreement, subject to Section 7(e), the Company shall pay the Executive the following amounts within (except as otherwise provided) thirty (30) business days of the Qualifying Termination (or, if later, the effective date of the Change in Control; in which case any amounts or benefits previously paid pursuant to Section 6 shall be setoff against those under this Section 8) and provide the following benefits:

(a)     Any Accrued Obligations.

(b)     A lump-sum cash payment equal to three (3) times the highest rate of the Executive's Base Salary rate in effect at any time up to and including the date of the Executive's termination.

(c)     A lump-sum cash payment equal to the Prorated Portion (as determined in the next sentence) of the greater of: (i) the Executive's Termination Year Target Bonus or (ii) the Executive's earned annual incentive award for the fiscal year prior to the fiscal year in which the earlier of the Change in Control or the Qualifying Termination occurs (whether or not deferred). The "Prorated Portion" of the foregoing amount shall be determined by multiplying such amount by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company, and the denominator of which is, three hundred sixty-five (365).

(d)     A lump-sum cash payment equal to three (3) times the greater of: (i) the Executive's highest annual incentive compensation earned over the three (3) fiscal years ending prior to the earlier of the Change in Control or the Qualifying Termination (whether or not deferred); or (ii) the Executive's target incentive compensation established for the fiscal year in which the Executive's date of termination occurs.

(e)     To the extent the Executive is eligible, was eligible prior or after the Change in Control (or, if earlier, the Qualifying Termination) or if the Executive would be eligible with credit for an additional three (3) years of age and service credit, coverage under all applicable retiree health and other retiree welfare plans for the Executive and the Executive's eligible dependents (including an adjustment to the extent necessary to put the Executive on the same after tax basis as if the Executive had been eligible for such coverage).

(f)     To the extent eligible prior or after the Change in Control (or, if earlier, the Qualifying Termination), continued participation, (coordinated with (e) above to the extent duplicative), at no additional after tax cost to the Executive than the Executive would have as an employee, in all welfare plans, until three (3) years after the date of termination, provided, however, that in the event the Executive obtains other employment that offers substantially similar or improved benefits, as to any particular welfare plan, such continuation of coverage by the Company for such similar or improved benefit under such plan shall immediately cease. To the extent such coverage cannot be provided under the Company's welfare benefit plans without jeopardizing the tax status of such plans, for underwriting reasons or because of the tax impact on the Executive, the Company shall pay the Executive an amount such that the Executive can purchase such benefits separately at no greater after tax cost to her than she would have had if the benefits were provided to her as an employee.

(g)     A lump-sum cash payment of the actuarial present value equivalent (as determined in accordance with the most favorable (to the Executive) overall actuarial assumptions and subsidies in any of the Company's tax-qualified or nonqualified type defined benefit pension plans in which the Executive then participates) of the accrued benefits accrued by the Executive as of the date of termination under the terms of any nonqualified defined benefit type retirement plan, including but not limited to, the SERP and the SBP, and assuming the benefit was fully vested (and commenced immediately on such termination) without regard to any minimum age or service requirements. For this purpose, such benefits shall be calculated with an early retirement factor under Section 2.03 of the SERP of one hundred percent (100%) and under the assumption that the Executive's employment continued following the date of termination for three (3) full years (i.e., three (3) additional years of age (including, but not limited to, for purposes of determining the actuarial present value, but not the commencement date of benefits for calculation purposes (all of which shall be deemed to commence on the date of termination)), compensation (at the Executive's Then Compensation Level) and service credits shall be added).

(h)     Three (3) times the amount of the maximum Company contribution or match to any defined contribution type plan in which the Executive participates.

(i)     A lump-sum cash payment of the product of (i) the Interest Factor (as determined in the next sentence) multiplied by (ii) the Executive's entire account balance under the Deferred Income Plan (or any replacement therefor), plus an additional amount equal to three (3) times the match which the Company made for the Executive to such plan for the fiscal year ending immediately prior to the earlier of the Change in Control or the Qualifying Termination. The "Interest Factor" shall be equal to one (1) plus three (3) times the rate of earnings of the Executive's account under such plan for the fiscal year ending immediately prior to her termination.

(j)     Immediate full vesting of any outstanding stock options, performance share units (at maximum level) and other equity awards (and lapse of any forfeiture provisions) to the extent permitted under the plan or grant, or if full vesting is not permitted with regard to stock options, a cash payment equal to the Spread on such unvested options on the date of termination (or, if later, the date of the Change in Control) plus, in both cases, if options are exercisable for less than three (3) years after termination (or, if less, the remainder of the respective terms, including any termination of exercisability of all Company stock options in connection with the Change in Control or a merger related thereto), a cash payment equal to the Black-Scholes (based on the same methodology used for the Company's then latest distributed proxy statement or, if not so used, for internal valuation of the last stock option grants made by the Company prior to the earlier of the Qualifying Termination or the Change in Control) future value of such outstanding options for the lesser of three (3) years or the remainder of such terms.

(k)     Outplacement services at a level commensurate with the Executive's position, including use of an executive office and secretary, for a period of one (1) year commencing on the date of termination but in no event extending beyond the date on which the Executive commences other full time employment.

(l)     Continuation of participation for three (3) additional years in the Company's programs with regard to tax preparation assistance and financial planning assistance, club dues and automobile (but based on the automobile then being used and no new one), in accordance with the Company's programs in effect at the time of the Change in Control.

        For purposes of this Section 8, a Qualifying Termination shall mean any termination of the Executive's employment (i) by the Company without Cause, or (ii) by the Executive for Good Reason.

8.2     Definition of "Change in Control." A Change in Control of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

(a)     Any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than the Company, any trustee or other fiduciary holding Company common stock under an employee benefit plan of the Company or a related company, or any corporation which is owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company's common stock, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than thirty percent (30%) of the then outstanding voting stock;

(b)     During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c)     The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(d)     The approval of the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

8.3     Excise Tax Equalization Payment. In the event that the Executive becomes entitled to payments and/or benefits which would constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code, the provisions of Exhibit A will apply.

9.     Noncompetition, Confidentiality and Nondisparagement

9.1     Agreement Not to Compete.

(a)     The Executive agrees that for a period of two (2) years after the termination of the Executive's employment, the Executive will not engage in Competition with the Company with the Listed Companies, provided that after the Executive's termination of employment the Listed Companies shall be limited to those effectively listed at the time of her termination and still on such list at the time of any alleged activity of the Executive, including, but not limited to, (i) soliciting customers, business or orders for, or selling any products and services in, Competition with the Company for such Listed Companies or (ii) diverting, enticing, or otherwise taking away customers, business or orders of the Company, or attempting to do so, in either case in Competition with the Company for such Listed Companies.

(b)     The Executive agrees that if, while she is receiving severance pay from the Company pursuant to Section 6.2(b) or Section 6.3(b), the Executive: (i) violates (a) above, or (ii) otherwise engages in Competition in the Restricted Territory, whether or not with the Listed Companies, Section 9.6(b) hereof shall apply.

(c)     The Executive agrees that the restrictions contained in this Section 9 are necessary for the protection of the business and goodwill of the Company because of the trade secrets within the Executive's knowledge and are considered by the Executive to be reasonable for such purpose.

9.2     Definitions.

(a)     "Competition" shall mean engaging in, as an employee, director, partner, principal, shareholder, consultant, advisor, independent contractor or similar capacity, with (a) the Listed Companies or (b) in any business, activity or conduct which directly competes with the business of the Company, provided that, with regard to the period after termination of the Executive's employment, Section 9.1(b)(ii) shall only apply to business lines in which the Company is engaged both at the time of termination of employment and at the time of the determination and which during the last fiscal year ending prior to the date of such termination represented at least five percent (5%) of the Company's revenues (the "Prohibited Lines"). Notwithstanding anything else in this Section 9, Competition shall not include: (A) (i) holding five percent (5%) or less of an interest in the equity or debt of any publicly traded company, (ii) engaging in any activity with the prior written approval of the Chief Executive Officer or the O&C Committee, (iii) the practice of law in a law firm that represents entities in Competition with the Company, provided that the Executive does not personally represent such entities, or (iv) the employment by, or provision of services to, an investment banking firm or consulting firm that provides services to entities that are in Competition with the Company provided that the Executive does not personally represent or provide services to such entities that are Listed Companies or otherwise with regard to businesses in Competition with the Prohibited Lines, or (B) with regard to Section 9.1(b)(ii), (i) being employed by, or consulting for, a non-Competitive division or business unit of an entity which is in Competition with the Company (and participating in such entity's employee equity plans), (ii) being employed by, or consulting for, an entity which had annual revenues in the last fiscal year prior to the Executive being employed by, or consulting for, the entity generated through business lines in Competition with the Prohibited Lines of the Company that do not exceed five percent (5%) of such entity's total annual revenues, provided that revenues within the Executive's area of responsibility or authority are not more than ten percent (10%) composed of the revenues from the businesses in Competition with the Prohibited Lines, or (iii) any activities conducted after a Change in Control of the Company.

(b)     The Restricted Territory shall mean any geographic area in which the Company with regard to the Prohibited Lines did more than nominal business.

(c)     Listed Companies shall mean those entities which are within the "peer group" established by the Company for the performance graphs in its proxy statement pursuant to Item 402(l) of Regulation S-K under the Exchange Act and which are in a list of no more than five (5) entities established by the Company from time to time and available from the Chief Human Resources Officer, provided that the addition of any entity to the list shall not be effective until sixty (60) days after it is so listed.

(d)     For purposes of this Section 9, "Company" shall mean the Company and its subsidiaries and affiliates.

9.3     Agreement Not to Engage in Certain Solicitation. The Executive agrees that the Executive will not, during the Executive's employment with the Company or during the two (2) year period thereafter, directly or indirectly, solicit or induce, or attempt to solicit or induce, any non-clerical employee(s), sales representative(s), agent(s), or consultant(s) of the Company to terminate such person's employment, representation or other association with the Company for the purpose of affiliating with any entity with which the Executive is associated ("Solicitation").

9.4     Confidential Information.

(a)     The Executive specifically acknowledges that any trade secrets or confidential business and technical information of the Company or its vendors, suppliers or customers, whether reduced to writing, maintained on any form of electronic media, or maintained in mind or memory and whether compiled by the Executive or the Company (collectively, "Confidential Information"), derives independent economic value from not being readily known to or ascertainable by proper means by others; that reasonable efforts have been made by the Company to maintain the secrecy of such information; that such information is the sole property of the Company or its vendors, suppliers, or customers and that any retention, use or disclosure of such information by the Executive during the Employment Term (except in the course of performing duties and obligations of employment with the Company) or any time after termination thereof, shall constitute misappropriation of the trade secrets of the Company or its vendors, suppliers, or customers, provided that Confidential Information shall not include: (i) information that is at the time of disclosure public knowledge or generally known within the industry, (ii) information deemed in good faith by the Executive, while employed by the Company, desirable to disclose in the course of performing the Executive's duties, (iii) information the disclosure of which the Executive in good faith deems necessary in defense of the Executive's rights provided such disclosure by the Executive is limited to only disclose as necessary for such purpose, or (iv) information disclosed by the Executive to comply with a court, or other lawful compulsory, order compelling her to do so, provided the Executive gives the Company prompt notice of the receipt of such order and the disclosure by the Executive is limited to only disclosure necessary for such purpose.

(b)     The Executive acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. If the Executive's duties hereunder will require disclosures to be made to her subject to such obligations and restrictions, the Executive agrees to be bound by them.

9.5     Scope of Restrictions. If, at the time of enforcement of this Section 9, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

9.6     Remedies.

(a)     In the event of a material breach or threatened material breach of Section 9.1(a), Section 9.3, Section 9.4 or Section 9.10, the Company, in addition to its other remedies at law or in equity, shall be entitled to injunctive or other equitable relief in order to enforce or prevent any violations of the provisions of this Section 9. Except as specifically provided with regard to Listed Companies, the Company agrees that it will not assert to enjoin or otherwise limit the Executive's activities based on an argument of inevitable disclosure of confidential information.

(b) I    n the event Section 9.1(b) applies, the Company may immediately cease payment to the Executive of all future amounts due under Sections 6.2(a) or (b) or Sections 6.3(a) or (b), as well as otherwise specifically provided in any other plan, grant or program.

(c)     Upon written request of the Executive, the Company shall within thirty (30) days notify the Executive in writing whether or not in good faith it believes any proposed activities would be in Competition and, if it so determines or does not reply within thirty (30) days, it shall be deemed to waive any right to treat such activities as Competition unless the facts are otherwise than as presented by the Executive or there is a change thereafter in such activities. The Executive shall promptly provide the Company with such information as it may reasonably request to evaluate whether or not such activities are in Competition.

9.7     Uniformity. In no event shall any definitions of Competition or Solicitation (or a similar provision) as it applies to the Executive with regard to any plan of program or grant of the Company be interpreted to be any broader than as set forth in this Section 9.

9.8     Delivery of Documents. Upon termination of this Agreement or at any other time upon request by the Company, the Executive shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials in her possession or control) belonging to the Company. Notwithstanding the foregoing, the Executive may retain her rolodex and similar phone directories (collectively, the "Rolodex") to the extent the Rolodex does not contain information other than name, address, telephone number and similar information, provided that, at the request of the Company, the Executive shall provide the Company with a copy of the Rolodex.

9.9     Nondisparagement.

(a)     During the Employment Term and thereafter, the Executive shall not with willful intent to damage economically or as to reputation or vindictively disparage the Company, its subsidiaries or their respective past or present officers, directors or employees (the "Protected Group"), provided that the foregoing shall not apply to (i) actions or statements taken or made by the Executive while employed by the Company in good faith as fulfilling the Executive's duties with the Company or otherwise at the request of the Company, (ii) truthful statements made in compliance with legal process or governmental inquiry, (iii) as the Executive in good faith deems necessary to rebut any untrue or misleading public statements made about her or any other member of the Protected Group, (iv) statements made in good faith by the Executive to rebut untrue or misleading statements made about her or any other member of the Protected Group by any member of the Protected Group, and (v) normal commercial puffery in a competitive business situation. No member of the Protected Group shall be a third party beneficiary of this Section 9.9(a).

(b)     During the Employment Term and thereafter, neither the Company officially nor any then member of the Executive Leadership Team (or the equivalent) of the Company, as such term is currently used within the Company, shall with willful intent to damage the Executive economically or as to reputation or otherwise vindictively disparage the Executive, provided the foregoing shall not apply to (i) actions or statements taken or made in good faith within the Company in fulfilling duties with the Company, (ii) truthful statements made in compliance with legal process, governmental inquiry or as required by legal filing or disclosure requirements, (iii) as in good faith deemed necessary to rebut any untrue or misleading statements by the Executive as to any member of the Protected Group or (iv) normal commercial puffery in a competitive business situation.

(c)     In the event of a material breach or threatened material breach of clauses (a) or (b) above, the Company or the Executive, as the case may be, in addition to its or the Executive's other remedies at law or in equity, shall be entitled to injunctive or other equitable relief in order to enforce or prevent any violations of this Section 9.9.

9.10         Pooling of Interests. If the Company is involved in any proposed business combination that is contemplated to be accounted for as a pooling of interests, the Executive agrees to cooperate with the reasonable requests of the Company with regard to the exercise of stock options, the sale of Company stock or other matters that could affect the ability of the combination to be accounted for as a pooling of interests.

10.     Liability Insurance

    The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent, if any, as the Company covers its other officers and directors.

11.     Assignment

11.1     Assignment by the Company. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the "Company" under the terms of this Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations hereunder. Except as herein provided, this Agreement may not otherwise be assigned by the Company.

11.2     Assignment by the Executive. This Agreement is not assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, in the absence of such designee, to the Executive's estate.

12.     Legal Remedies

12.1     Payment of Legal Fees. The Company shall pay the Executive's reasonable legal fees and costs associated with entering into this Agreement. To the fullest extent permitted by law, the Company shall promptly pay upon submission of statements all legal and other professional fees, costs of litigation, prejudgment interest, and other expenses incurred in connection with any dispute arising hereunder; provided, however, the Company shall be reimbursed by the Executive for (i) the fees and expenses advanced in the event the Executive's claim is in a material manner in bad faith or frivolous and the arbitrator or court, as applicable, determines that the reimbursement of such fees and expenses is appropriate, or (ii) to the extent that the arbitrator or court, as appropriate, determines that such legal and other professional fees are clearly and demonstrably unreasonable.

12.2     Arbitration. All disputes and controversies arising under or in connection with this Agreement, other than the seeking of injunctive or other equitable relief pursuant to Section 9 hereof, shall be settled by arbitration conducted before a panel of three (3) arbitrators sitting in New York City, New York, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of commercial disputes of the American Arbitration Association then in effect. The determination of the majority of the arbitrators shall be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel of the Executive, shall be borne by the Company and the Executive shall be entitled to reimbursement of her expenses as provided in Section 12.1 hereof.

12.3     Notice. Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if delivered personally, sent by telecopier, sent by an overnight service or sent by registered or certified mail. Notice to the Executive not delivered personally (or by telecopy where the Executive is known to be) shall be sent to the last address on the books of the Company, and notice to the Company not delivered personally (or by telecopy to the known personal telecopy of the person it is being sent to) shall be sent to it at its principal office. All notices to the Company shall be delivered to the Chief Executive Officer with a copy to the senior legal officer. Delivery shall be deemed to occur on the earlier of actual receipt or tender and rejection by the intended recipient.

12.4     Continued Payments. In the event after a Change in Control either party files for arbitration to resolve any dispute as to whether a termination is for Cause or Good Reason, until such dispute is determined by the arbitrators, the Executive shall continue to be treated economically and benefit wise in the manner asserted by her in the arbitration effective as of the date of the filing of the arbitration, subject to the Executive promptly refunding any amounts paid to her, paying the cost of any benefits provided to her and paying to the Company the profits in any stock option or other equity awards exercised or otherwise realized by her during the pendency of the arbitration which she is ultimately held not to be entitled to; provided the arbitrators may terminate such payments and benefits in the event that they determine at any point that the Executive is intentionally delaying conclusion of the arbitration.

13.     Miscellaneous

13.1     Entire Agreement. This Agreement, except to the extent specifically provided otherwise herein, supersedes any prior agreements or understandings, oral or written, between the parties hereto or between the Executive and the Company, with respect to the subject matter hereof and constitutes the entire Agreement of the parties with respect to the subject matter hereof. To the extent any severance plan or program of the Company that would apply to the Executive is more generous to the Executive than the provisions hereof, the Executive shall be entitled to any additional payments or benefits which are not duplicative, but shall otherwise not be eligible for such plan or program.

13.2     Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended, nor any provision hereof waived, except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

13.3     Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

13.4     Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

13.5     Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

13.6     Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board or the Board's designee. The Executive may make or change such designation at any time.

13.7     Representation. The Executive represents that the Executive's employment by the Company and the performance by the Executive of her obligations under this Agreement do not, and shall not, breach any agreement that obligates her to keep in confidence any trade secrets or confidential or proprietary information of her or of any other party, to write or consult to any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Executive shall not disclose to the Company, and the Company shall not request that the Executive disclose, any trade secrets or confidential or proprietary information of any other party.

14.     Governing Law

    The provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of Delaware, without regard to any otherwise applicable principles of conflicts of laws.

    IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement, as of the day and year first above written.

                                                                                                                      /s/Mary L. Howell
                                                                                                                    Mary L. Howell

                                                                                                                    TEXTRON INC.

                                                                                                                     By:  /s/Terrence O'Donnell
                                                                                                                            Name:  Terrence O'Donnell
                                                                                                                            Title:  EVP, General Counsel

Exhibit A
Parachute Gross Up

        (a)     In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the "Company Payments"), and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Executive at the time specified in subsection (d) below an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and for local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

        (b)     For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the "Accountants") such Total Payments (in whole or in part) either do not constitute "parachute payments," represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

        (c)     For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive's claim for refund or credit is denied.

        In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

        (d)     The Gross-up Payment or portion thereof provided for in subsection (c) above shall be paid not later than the thirtieth (30th) day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting the Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

        (e)     In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive's representative shall cooperate with the Company and its representative.

        (f)     The Company shall be responsible for all charges of the Accountant.

        (g)     The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit B.